PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS SECOND QUARTER RESULTS

QUAKERTOWN, PA (24 July 2009) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank (the “Bank”), reported net income for the second quarter of 2009 of $1,227,000, or $0.40 per share on a diluted basis. This compares to $1,606,000, or $0.51 per share on a diluted basis, for the same period in 2008. For the six month period ended June 30, 2009, QNB reported net income of $2,321,000, or $0.75 per share on a diluted basis. This compares to net income of $3,316,000, or $1.05 per shared on a diluted basis, for the six month period ended June 30, 2008.

Results for the three and six month periods ended June 30, 2009 were impacted by higher industry-wide FDIC insurance premiums plus a special FDIC assessment. This special assessment impacted the results for both periods by $219,000 ($332,000 pretax), or $0.07 per diluted share. These FDIC actions were a result of bank failures which have significantly impacted the level of the Deposit Insurance Fund.

“Our second quarter and six month core operating performance was sound,” said Thomas J. Bisko, President and Chief Executive Officer. “Strong growth in both loans and deposits resulted in higher net interest income. Our asset quality continues to compare favorably to the industry and our peers, although like our peers, our results have been negatively impacted by the challenging economic environment. We had to increase our provision for loan losses, recognize other-than-temporary-impairment charges in our investment securities portfolio, and record higher FDIC insurance costs. Despite these issues, both the Company and the Bank remain well capitalized by all regulatory standards”.

Net interest income increased $264,000, or 5.2%, to $5,320,000 for the second quarter of 2009 compared to the second quarter of 2008 and $239,000, or 4.7% compared to the first quarter of 2009. Included in net interest income in the second quarter of 2008 was the recognition of $156,000 in non-recurring income resulting from the collection of a prepayment penalty on a commercial loan and the recovery of interest and fees on a non-accrual loan that was repaid. Adjusting 2008 for these non-recurring items, net interest income for the second quarter of 2009 increased $420,000, or 8.6%, compared to the second quarter of 2008. The improvement in net interest income comparing the three month periods ending June 30, 2009 and 2008 is a result of 13.5% growth in average earning assets. Comparing the second quarter of 2009 to the same period in 2008, average loans increased $40,142,000, or 10.4%, and average investment securities increased $43,571,000, or 21.8%. The growth in the loan portfolio was primarily in commercial loans secured by commercial and residential real estate, while the growth in the investment portfolio was primarily in high-quality U.S. Government agency and agency mortgage-backed securities.

On the funding side average total deposits increased $79,021,000, or 15.4%, to $591,111,000 comparing the second quarter of 2009 to the same period in 2008. In comparison to prior periods, the current growth reflects increases in both lower-cost core deposits, including checking, savings and money market accounts, as well as higher-cost time deposits. Comparing the two quarters, average transaction account balances increased 8.4% while average time deposit balances increased 21.6%.

The net interest margin was 3.40% for the second quarter of 2009 compared to 3.67% for the second quarter of 2008 and 3.48% for the first quarter of 2009. Excluding the non-recurring items in the second quarter of 2008 the net interest margin would have been 3.56%. The decline in the net interest margin from the second quarter of 2008 and the first quarter of 2009 is mainly the result of the yield earned on loans and investment securities declining to a greater degree than the cost of deposits as well as a small change in the mix of earning assets, from higher yielding loans to lower yielding investment securities, and the mix of deposits from lower-cost transaction accounts to higher-cost time deposits. The reduction in treasury rates and the prime lending rate over the past year has had a greater impact on the rates earned on loans and investment securities than it has had on the rates paid on deposits.

Net interest income increased $731,000, or 7.6%, to $10,401,000 comparing the first six months of 2009 and 2008 and $887,000, or 9.3%, excluding the non-recurring items recorded in 2008. Over this time period, average loans and investment securities increased 9.6% and 18.5%, respectively, and average total deposits increased 13.8%. The net interest margin for the first half of 2009 was 3.44% compared to 3.57% for the first half of 2008, and 3.51% excluding the non-recurring items.

As a result of the significant growth in loans, a small increase in net charge-offs and non-performing loans and current economic conditions, QNB recorded a provision for loan losses of $500,000 in the second quarter of 2009 and $1,100,000 for the first half of 2009. This compares to a provision of $200,000 for the second quarter of 2008 and $425,000 for the first half 2008. Net loan charge-offs were $352,000 for the first half of 2009 compared with $231,000 for the first half of 2008.

Total non-performing loans, which represent loans on non-accrual status and loans past due more than 90 days, were $2,271,000, or 0.52% of total loans, at June 30, 2009, compared to $823,000, or 0.21% of total loans, at June 30, 2008 and $743,000, or 0.18%, at March 31, 2009. QNB’s non-performing loans to total loans experience continues to compare extremely favorably with the average 1.61% of total loans for Pennsylvania commercial banks with assets between $500 million and $1 billion, as reported by the FDIC using March 31, 2009 data. QNB’s allowance for loan losses of $4,584,000 represents 1.05% of total loans at June 30, 2009 compared to an allowance for loan losses of $3,473,000, or 0.90% of total loans, at June 30, 2008 and $4,220,000, or 1.01% of total loans, at March 31, 2009. Other real estate owned and other repossessed assets were $380,000 at June 30, 2009 compared with $104,000 at June 30, 2008 and $437,000 at March 31, 2009.

Total non-interest income was $1,067,000 for the second quarter of 2009, an increase of $238,000 compared with the same period in 2008. Gains on the sale of residential mortgages increased $194,000 comparing these same periods, as the low interest rate environment has resulted in an increase in mortgage refinancing activity. Net losses on other real estate owned and repossessed assets increased $97,000, while losses recognized in the equity securities portfolio decreased $92,000 comparing the three month periods.

Total non-interest income for the six month periods ending June 30, 2009 and 2008 was $1,800,000 and $2,213,000, respectively. Positively impacting non-interest income for the first half of 2008 was the recognition of $230,000 of income as a result of the Visa initial public offering and $48,000 from the proceeds of life insurance. For the six-month period, gains on the sale of residential mortgages increased $330,000 while net losses on other real estate owned and repossessed assets increased $141,000.

Net investment securities losses were $280,000 for the six months ended June 30, 2009. This compares to $104,000 of net securities gains in the first half of 2008. The net securities losses for 2009 include a $515,000 charge related to other-than-temporary impairment (OTTI) in the carrying value of holdings in the equity investment portfolio and an $8,000 OTTI charge on one of the Company’s pooled trust preferred securities.

Total non-interest expense was $4,384,000 for the second quarter of 2009, an increase of $801,000 from the second quarter of 2008. The largest contributing factor to the increase in non-interest expense was FDIC insurance premium expense which increased $464,000 to $539,000, comparing the second quarter of 2009 to 2008. The higher expense is a result of the special assessment mentioned previously and an increased assessment rate which were both levied on all insured institutions by the FDIC in order to replenish the Deposit Insurance Fund. Salary and benefit expense increased $123,000, or 6.3%, to $2,078,000 for the second quarter of 2009. Additional commercial lending personnel and the staffing of the Wescosville branch, opened in November 2008, account for the majority of the increase.

Total non-interest expense was $8,313,000 for the six month period ended June 30, 2009. This represents an increase of $1,187,000 from the same period in 2008. Higher FDIC premiums account for $623,000 of this increase and higher salary and benefit expense contributed $230,000.

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Assets	$717,735	$683,944	$664,394	$638,327	$636,480
Investment securities (AFS & HTM)	241,277	227,124	223,195	223,273	207,081
Loans receivable	435,521	417,062	403,579	380,105	387,205
Allowance for loan losses	(4,584)	(4,220)	(3,836)	(3,492)	(3,473)
Net loans	430,937	412,842	399,743	376,613	383,732
Deposits	600,954	573,749	549,790	526,919	520,616
Demand, non-interest bearing	57,140	55,428	53,280	49,125	56,464
Interest-bearing demand, money market and savings	212,893	189,185	185,208	190,221	189,474
Time	330,921	329,136	311,302	287,573	274,678
Short-term borrowings	22,843	16,822	21,663	19,557	23,083
Long-term debt	35,000	35,000	35,000	35,000	35,000
Shareholders' equity	53,808	53,766	53,909	52,297	52,309

Asset Quality Data (Period End)
Non-accrual loans	$1,991	$523	$830	$1,120	$625
Loans past due 90 days or more and still accruing	280	220	478	70	198
Other real estate owned and repossessed assets	380	437	319	142	104
Non-performing assets	2,651	1,180	1,627	1,332	927
Allowance for loan losses	4,584	4,220	3,836	3,492	3,473
Non-performing loans / Loans	0.52%	0.18%	0.32%	0.31%	0.21%
Non-performing assets / Assets	0.37%	0.17%	0.24%	0.21%	0.15%
Allowance for loan losses / Loans	1.05%	1.01%	0.95%	0.92%	0.90%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)
	For the three months ended,					For the six months ended,
For the period:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	6/30/09	6/30/08

Interest income	$8,859	$8,626	$8,825	$8,832	$8,838	$17,485	$17,628
Interest expense	3,539	3,545	3,574	3,787	3,782	7,084	7,958
Net interest income	5,320	5,081	5,251	5,045	5,056	10,401	9,670
Provision for loan losses	500	600	750	150	200	1,100	425
Net interest income after provision for loan losses	4,820	4,481	4,501	4,895	4,856	9,301	9,245
Non-interest income:
Fees for services to customers	423	395	456	474	428	818	873
ATM and debit card	256	228	231	237	242	484	461
Net gain (loss) on investment securities available-for-sale	(26)	(254)	(610)	(103)	(118)	(280)	104
Other	414	364	195	207	277	778	775
Total non-interest income	1,067	733	272	815	829	1,800	2,213
Non-interest expense:
Salaries and employee benefits	2,078	2,078	2,052	1,999	1,955	4,156	3,926
Net occupancy and furniture and fixture	644	649	707	619	619	1,293	1,248
FDIC insurance premiums	539	193	83	81	75	732	109
Other	1,123	1,009	992	969	934	2,132	1,843
Total non-interest expense	4,384	3,929	3,834	3,668	3,583	8,313	7,126
Income before income taxes	1,503	1,285	939	2,042	2,102	2,788	4,332
Provision for income taxes	276	191	68	476	496	467	1,016
Net income	$1,227	$1,094	$871	$1,566	$1,606	$2,321	$3,316

Share and Per Share Data:
Net income - basic	$0.40	$0.35	$0.28	$0.50	$0.51	$0.75	$1.06
Net income - diluted	$0.40	$0.35	$0.28	$0.50	$0.51	$0.75	$1.05
Book value	$17.42	$17.44	$17.21	$16.67	$16.68	$17.42	$16.68
Cash dividends	$0.24	$0.24	$0.23	$0.23	$0.23	$0.48	$0.46
Average common shares outstanding - basic	3,084,824	3,113,730	3,136,078	3,136,423	3,135,214	3,099,198	3,134,959
Average common shares outstanding - diluted	3,095,836	3,126,683	3,154,238	3,161,840	3,163,809	3,109,613	3,165,424

Selected Ratios:
Return on average assets	0.70%	0.67%	0.53%	0.97%	1.04%	0.68%	1.08%
Return on average shareholders' equity	9.04%	8.16%	6.32%	11.55%	12.15%	8.60%	12.68%
Net interest margin (tax equivalent)	3.40%	3.48%	3.62%	3.49%	3.67%	3.44%	3.57%
Efficiency ratio (tax equivalent)	64.55%	63.25%	64.94%	58.88%	57.30%	63.93%	56.45%
Average shareholders' equity to total average assets	7.75%	8.17%	8.46%	8.39%	8.52%	7.95%	8.54%
Net loan charge-offs	$136	$216	$407	$130	$138	$352	$231
Net loan charge-offs (annualized) / Average loans	0.13%	0.21%	0.42%	0.14%	0.14%	0.17%	0.12%

Balance Sheet (Average)
Assets	$702,665	$666,040	$648,112	$647,045	$623,393	$684,454	$615,632
Investment securities (AFS & HTM)	243,487	223,327	226,142	222,344	199,916	233,463	197,082
Loans receivable	424,694	410,119	389,198	380,758	384,552	417,447	380,995
Deposits	591,111	553,856	528,990	531,891	512,090	572,587	503,297
Shareholders' equity	54,441	54,403	54,848	53,918	53,141	54,422	52,578

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Contacts:	Thomas J. Bisko. President/CEO 215-538-5600 x-5612 tbisko@qnb.com	Bret H. Krevolin, CFO 215-538-5600 x-5716 bkrevolin@qnb.com